Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

August 11, 2026

Stablecoin Development Corporation

222 Lakeview Ave, Suite 800

West Palm Beach, FL 33401

Re:	Registration of Securities by Stablecoin Development Corporation

Ladies and Gentlemen:

We have acted as counsel to Stablecoin Development Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act, by certain stockholders of the Company identified in the Registration Statement, of (i) 45,337,032 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), consisting of (A) 22,614,600 shares of Common Stock (the “October 2025 Exercise Shares”) issued upon the cashless exercise of pre-funded warrants originally issued on October 16, 2025 (the “October 2025 Pre-Funded Warrants”) and (B) 22,722,432 shares of Common Stock (the “Preferred Conversion Shares”) issued upon conversion of Series D Preferred Stock and Series E Preferred Stock originally acquired in October 2025 and (ii) 167,539,227 shares of Common Stock (the “January 2026 Pre-Funded Warrant Shares”, and together with the October 2025 Exercise Shares and the Preferred Conversion Shares, the “Resale Shares”) issuable upon the exercise of pre-funded warrants with an exercise price of $0.05 per share, issued pursuant to that certain Securities Purchase Agreement dated January 16, 2026 among the Company and the purchasers named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Resale Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement and any amendments thereto will have become effective under the Securities Act, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect each time the Resale Shares are offered and sold as contemplated by the Registration Statement, and (ii) all Resale Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP